ALLIANCE PHARMACEUTICAL CORP.
6175 LUSK BLVD
SAN DIEGO, CA 91212

February 13, 2004

Thomas O. Gephart
Ventana Capital Partners LLC
18881 VonKarman Avenue
Irvine, CA 92612

Dear Tom,

        This letter agreement sets forth our understanding with respect to (a) the $500,000 loan provided by Technology Gateway Partnership, L.P. (“TGP”) to PFC Therapeutics, LLC (“PFC”) on November 20, 2003 (the “Loan”), and (b) the following Loan-related documents: the Secured Convertible Note Purchase Agreement dated November 20, 2003 by and among TGP and PFC (the “Purchase Agreement), the Security Agreement dated November 20, 2003 by and among TGP and PFC (the “Security Agreement”) , the Secured Convertible Note in the principal amount of $500,000 issued November 20, 2003 by PFC in favor of TGP (the “Note”), the Warrant to purchase Units of Membership Interest issued November 20, 2003 by PFC to TGP (the “Warrant”), and the Guaranty and Security Agreement dated November 20, 2003 by and among Alliance Pharmaceutical Corp. (“Alliance”) and TGP (the “Guaranty”).

        1.    Issuance of Alliance Common Stock. Alliance hereby agrees to issue TGP 2,500,000 shares of Alliance common stock (the “Shares”). Alliance further agrees to include the Shares in the resale registration statement to be filed under the Securities Act of 1933, as amended, in connection with the offer and sale of 5,000,000 PFC units of limited liability company interest and warrants to purchase 17,500,000 shares of Alliance common stock (the “Financing”).

        2.    Cancellation of Warrant. In consideration for the issuance of the Shares, the Warrant will be cancelled, and all of TGP’s rights under the Warrant will be terminated; provided, however, that if the Financing does not close within 180 days of the date of this letter agreement, the Warrant will be re-issued to TGP.

        3.    Conversion of Loan. The parties further agree that, at the close of the Financing, the Loan will convert into an equity interest in PFC on the terms of the Financing. In connection therewith, the covenants and obligations of PFC under the Purchase Agreement shall be terminated, the Security Agreement shall be terminated, the Note shall be cancelled, and the Guaranty shall be terminated; provided, however, that Section 3 of the Guaranty (Absolute Assignment) shall survive the termination of the Guaranty; provided, however, further, that, upon the reasonable request of Alliance, TGP shall accept shares of Photogen Technologies, Inc. (or any successor thereof) having a value of $500,000 in satisfaction of Alliance’s obligations under Section 3 of the Guaranty.

        4.    General. This letter agreement constitutes the entire agreement between the parties regarding the subject matter set forth herein. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, and may be signed and transmitted via facsimile with the same validity as if it were an ink-signed document. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this letter agreement.

        Please indicate your agreement with these terms by signing and returning this letter agreement to me.

Very truly yours,
By:	/s/ Duane Roth
Duane Roth Chairman & CEO, Alliance Pharmaceutical Corp. Manager, PFC Therapeutics, LLC

ACKNOWLEDGED AND AGREED:
By:	/s/ Thomas O. Gephart
Thomas O. Gephart Managing Partner, Ventana Capital Partners LLC, the General Partner of Technology Gateway Partnership, L.P.